EXHIBIT 99.1

Progress Energy Florida reaches multi-year agreement with consumer advocates regarding Crystal River nuclear outage, Levy County nuclear project and related rate issues
Company schedules conference call for analysts on Jan. 23 at 11 a.m.

ST. PETERSBURG, Fla. (Jan. 20, 2012) – Today, Progress Energy filed a comprehensive settlement agreement with the Florida Public Service Commission (FPSC) that will help moderate electricity costs for customers in the coming years.

Developed collaboratively with the Office of Public Counsel and other consumer advocates, the agreement provides customers a refund of a portion of Crystal River Nuclear Plant (CR3) replacement fuel costs and rate certainty related to the company’s proposed Levy County nuclear project and base rates.

“This agreement reflects the hard work of numerous organizations and individuals who recognize that the lingering slow economy continues to affect many of our customers,” said Vincent Dolan, Progress Energy Florida president and CEO. “The agreement helps to ensure the continued safe, reliable and environmentally sound operation of the electric system that serves more than 1.6 million Florida families and businesses.”

The agreement:

●	Provides for a $288 million refund to customers of replacement power costs associated with the ongoing CR3 outage;
●	Removes CR3 from base rates while the company continues to analyze options for the plant;
●	Limits costs customers will be charged through 2017 for the proposed Levy County nuclear project; and
●	Allows for base rates to adjust in 2013, better reflecting the true costs for the company to maintain and improve the electric system.

If approved by the FPSC, the settlement will take effect with the first billing cycle of January 2013.

Crystal River Nuclear Plant
As a resolution of the CR3 outage issues pending in the current docket before the FPSC, Progress Energy Florida will remove its existing nuclear plant from base rates starting in 2013 while the company continues to evaluate options for the plant. In addition, the company will refund customers $288 million for replacement power costs associated with the ongoing outage.

Discussions are continuing with Nuclear Electric Insurance Limited (NEIL) related to insurance coverage. The outer portion of the concrete containment structure delaminated, or separated, during work to replace CR3’s steam generators.

Proposed Levy County nuclear project
Under the settlement, the portion of the nuclear cost-recovery monthly fee (part of customers’ monthly bills) for the proposed Levy County nuclear project, including funding to complete the license application process with the Nuclear Regulatory Commission (NRC), will be fixed from 2013 through 2017.

“We continue to believe additional carbon-free nuclear energy should be a part of our future, particularly as the cost of environmental regulations on other forms of electricity generation become increasingly stringent and expensive,” Dolan said. “This approach helps customers in the short term while we all press through these difficult economic times.”

The company’s application for the combined license for the proposed Levy County nuclear project remains on track before the NRC and the combined license is expected to be issued in early 2013.

Base rates
Base rates cover a regulated electric company’s cost of producing and delivering electricity to customers’ homes and businesses, including maintenance expenses for power plants, power lines and similar costs. Progress Energy’s current base rate agreement expires at the end of 2012.

Under the settlement, starting in 2013 base rates will increase $150 million to cover the cost to continue to provide safe, reliable and environmentally sound energy to Progress Energy’s more than 1.6 million homes and businesses in Florida. This increase will be largely offset in 2013 and 2014 by the fuel refund. The new base rates exclude the CR3 plant costs until the unit returns to service.

When all the agreement provisions are factored in, the estimated 2013 total adjustment for the average residential bill is approximately $4.93, or 4 percent, over current rates.

The total customer bill for 2013 and beyond will change as additional components of the bill, such as fuel, energy efficiency and environmental investments, rise and fall with changes in costs. Those expenses are filed and reviewed with the FPSC each year separate from the base rate.

Progress Energy will hold a conference call with the investment community on Monday, Jan. 23, 2012, at 11 a.m. ET (8 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-0648, confirmation code 1051274. If you encounter problems, please contact Investor Relations at (919) 546-6057.

About Progress Energy
Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve about 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

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